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                                                   Exhibit a(iv) under Form N-1A
                                             Exhibit 3(i) under Item 601/Reg.S-K

                 FEDERATED ADJUSTABLE RATE U.S. GOVERNMENT FUND, INC.

                                 ARTICLES OF AMENDMENT


     FEDERATED   ADJUSTABLE  RATE  U.S.   GOVERNMENT   FUND,  INC.,  a  Maryland
corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation that:

     FIRST: The charter of the Corporation is amended by inserting, at the end of Article SEVENTH, new subparagraph (i), to read:

      "(i) Notwithstanding any provision of the laws of the State of Maryland or in these Articles of Incorporation requiring a shareholder vote of a greater proportion, the Directors, with the approval of a vote of the holders of a majority of the aggregate number of votes entitled to be cast thereon with respect to any or all series or classes (or, to the extent permitted under Maryland law, approval of a vote of the holders of a majority of the outstanding voting securities of any or all series or classes, as defined in Section 2(a)(42) of the Investment Company Act of 1940), may sell and convey the assets of the Corporation to another trust or corporation organized under the laws of any state of the United States, which is a diversified open-end management investment company as defined in the Investment Company Act of 1940, for an adequate consideration which may include the assumption of all outstanding obligations, taxes and other liabilities, accrued or contingent, of the Corporation and which may include shares of beneficial interest or stock of such trust or corporation. Upon making provision for the payment of all the Corporation's liabilities, by such assumption or otherwise, the Directors shall distribute the remaining proceeds ratably among the holders of the shares of the Corporation then outstanding."

      SECOND: The foregoing amendment to the charter of the Corporation was approved by the Board of Directors of the Corporation; and has been duly approved by shareholders of the Corporation at a special meeting of shareholders held on June 30, 1999.

      IN WITNESS WHEREOF, Federated Adjustable Rate U.S. Government Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf as of January 13, 2000, by its duly authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth therein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

WITNESS:                  FEDERATED ADJUSTABLE RATE U.S. GOVERNMENT FUND, INC.




/S/ C. GRANT ANDERSON               By:  /S/ J. CHRISTOPHER DONAHUE
---------------------------------      ----------------------------
C. Grant Anderson                        J. Christopher Donahue
Assistant Secretary                 Executive Vice President





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